Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPLESEED HOLDCO LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Appleseed Holdco LLC, a Delaware limited liability company (the “Company”), effective as of December 23, 2021, is adopted and entered into by American Tower Investments LLC, a California limited liability company, as the sole member of the Company (the “Managing Member”).

WHEREAS, the Managing Member formed a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by filing a Certificate of Formation of the Company (the “Certificate”) with the office of the Secretary of State of the State of Delaware on November 12, 2021 and entering into that certain Limited Lability Company Agreement of the Company, dated as of November 12, 2021 (the “Existing Agreement”); and

WHEREAS, in accordance with Section 9.4 of the Existing Agreement, the Managing Member wishes to amend and restate the Existing Agreement in its entirety as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the Managing Member as follows:

ARTICLE I

FORMATION AND TERM

1.1          Name. The name of the Company is Appleseed Holdco LLC.

1.2          Purpose. The purpose of the Company is to engage in any lawful act or activity or business permitted by the laws of the State of Delaware as the Managing Member shall determine and any and all activities necessary or incidental to the foregoing as the Managing Member deems appropriate.

1.3          Term. The term of the Company commenced on November 12, 2021, the date the Certificate was filed in the office of the Secretary of State of the State of Delaware, and the Company shall continue in existence until dissolved as provided in this Agreement.

1.4          Offices. (a) The principal office of the Company, and such additional offices as the Managing Member may determine to establish, shall be located at c/o American Tower Corporation, 116 Huntington Avenue, 11th Floor, Boston, MA 02116, or at such place or places inside or outside the State of Delaware as the Managing Member may designate from time to time.

(b)         The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE II

POWERS AND MANAGEMENT; OFFICERS

2.1          The Company. Except as otherwise provided in this Agreement, the Delaware Act or any other applicable laws and regulations, the Company, the Managing Member, and each Officer, acting singly, shall, subject to the last sentence of Section 2.2, have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

2.2          Management. The Managing Member is hereby designated as the manager of the Company within the meaning of the Delaware Act and the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. In carrying out its duties, the Managing Member shall exercise all voting rights with respect to property held by the Company and shall have the right to delegate to any person such duties and responsibilities with respect to the business of the Company as it in its discretion shall determine. No such person, except within the limits prescribed by the Managing Member, shall take any action to commit the Company with respect to any transaction without the approval of the Managing Member. Notwithstanding any other provision of this Agreement to the contrary, the Managing Member and each Officer, acting singly, are hereby authorized to execute and deliver, on behalf of the Company, any and all agreements, certificates or other documents that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes of the Company, all without the consent of any other person or entity being required. Notwithstanding the foregoing, the Managing Member shall have the power and authority to override any decision made or action taken by an Officer, and any action taken by the Managing Member that is inconsistent with a decision made or an action taken by an Officer shall automatically override such decision or action of such Officer and such action of the Managing Member shall be binding upon the Company.

2.3          Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the certificate of the Managing Member to the effect that it is the sole and managing member of the Company and upon the power and authority of the Managing Member as herein set forth.

2.4          Officers. (a) The Managing Member may, from time to time as it deems appropriate, select natural persons and designate them as officers of the Company (the “ Officers”) and assign titles (including, without limitation, President, Co- President, Vice President, Treasurer, Assistant Treasurer, and Secretary) to any such person, in addition to the Officers appointed pursuant to Section 2.4(b). Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Except as otherwise expressly provided in this Agreement, the Managing Member shall have complete and exclusive discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes of the Company. The powers of the Managing Member and each of the Officers shall include, without limitation, the authority (i) to negotiate, complete, execute, acknowledge, deliver and perform any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and (ii) to take all such other actions on behalf of the Company as the Managing Member may consider necessary or advisable in connection with the management of the Company. Subject to the last sentence of Section 2.2, all determinations, decisions and actions made or taken by the Managing Member, or any of the Officers, in accordance with this Agreement shall be conclusive and absolutely binding upon the Company. Any delegation pursuant to this Section 2.4(a) may be revoked at any time by the Managing Member. An Officer may be removed with or without cause by the Managing Member. No Officer, by virtue of being such, shall be a “manager” within the meaning of the Delaware Act. The Managing Member and the Officers shall not be liable to the Company for breach of any duty (including fiduciary duties) if they relied in good faith on the provisions of this Agreement. Whenever in this Agreement the Managing Member or any Officer is permitted or required to make a decision in its discretion or under a grant of similar authority or latitude, the Managing Member or such Officer shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the maximum extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting any Managing Member, the Company or any other Person. The parties hereto hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Section 2.4(a), to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this Section 2.4(a) are fundamental elements to the agreement of the parties hereto to enter into this Agreement and without such provisions the parties hereto would not have entered into this Agreement.

(b)         The following individuals are hereby appointed as the Officers of the Company:

Thomas A. Bartlett	President and Chief Executive Officer
Rodney M. Smith	Executive Vice President, Chief Financial Officer and Treasurer
Edmund DiSanto	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Amit Sharma	Executive Vice President, Special Advisor and Chairman, Asia-Pacific
Sanjay Goel	Executive Vice President and President, Asia-Pacific
Steven O. Vondran	Executive Vice President and President, U.S. Tower Division
Olivier Puech	Executive Vice President and President, Latin America and EMEA

Brenna D. Jones	Senior Vice President and Chief Human Resources Officer
Douglas M. Crowe	Senior Vice President and Chief Information Officer
Ed Knapp	Senior Vice President and Chief Technology Officer
Robert J. Meyer, Jr.	Senior Vice President, Finance and Chief Accounting Officer
Eleanor Andrews	Senior Vice President, Internal Audit and Chief Risk Officer
Eugene Noel	Senior Vice President
Phillip Rosenthall	Senior Vice President
Richard Rossi	Senior Vice President and General Counsel for U.S. Tower
Michael John McCormack	Senior Vice President, Legal and Assistant Secretary
Steven Szymanski	Senior Vice President, Tax
Rebecca Gould	Senior Vice President, Public Affairs
Colleen Richards Powell	Senior Vice President, Chief Diversity, Equity and Inclusion Officer
Anthony Noble	Senior Vice President, Chief Strategy Officer
Mneesha O. Nahata	Senior Vice President, Legal, Chief Sustainability Officer and Assistant Secretary
Ruth Dowling	Senior Vice President, General Counsel, Latam and EMEA
Adam Smith	Vice President, Corporate Finance
Igor Khislavsky	Vice President, Investor Relations
Matthew Peterson	Vice President Comm EE Development
Michelle Freeman	Vice President, Compensation and Benefits
Federico Papa	Vice President and Deputy Treasurer
Anthony Sestito	Vice President and Assistant Corporate Controller
Nora McStowe	Vice President, Tax Operations
Jessica Linder	Vice President, Corporate HR
Katiuska Bello	Vice President, IT & OCIO
Amanda Bogen	Vice President, Finance, Chief of Staff
Ginette "Gigi" Bruno	Senior Vice President, Human Resources for US Tower
John (Jake) Rasweiler	Senior Vice President, Innovation
James Blestowe	Senior Vice President, IT and Process Excellence
Stephen Baker	Vice President, Innovation and Business Development
Tal Barel	Vice President
Daniel Broe	Vice President
Nathan Brown	Vice President

Donna Lucente	Vice President & Controller, US Tower
Janae Walker	Vice President, Legal, US Tower
Eric Dudek	Vice President, Network Operations
Francis Finnegan	Vice President
Jared Hirsch	Vice President
Jason Hirsch	Vice President, Mergers and Acquisitions
Gordon Holmes	Vice President
Mike Kritzman	Vice President, Broadcast
Shawn Lanier	Vice President
Bradford Masuret	Vice President
Patrice McAree	Vice President, Innovation
Sean McConnell	Vice President, Internal Audit-Corporate, US Tower and Latin America
Jared Morley	Vice President
Stacey Noland	Vice President
Paul Roberts	Vice President
Amy Jo Samuel	Vice President, Shared Services
Robert S. Sherman	Vice President, IT and CISO
Andrew Sloey	Senior Vice President, Global Services
Nicolas Van tienhoven	Vice President
Kerri Weidman	Vice President, HR, US Tower
Eric Watko	Vice President
Kim Walton	Assistant Secretary
Chad J. Lindner	Vice President, Legal Acquisition and Assistant Secretary
Kyle Quillen	Vice President, Connectivity
Ted Wiedemann	Senior Director, Global Tax Strategy
Stephen Greene	Assistant Secretary
Christine M. Brennan	Assistant Secretary
Marina Breed	Assistant Secretary
Lisa Bita	Director of Treasury

(c)          Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed from the Company.

(d)          Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

2.5           Accounting. The accounting for Company purposes shall be in accordance with accounting principles determined by the Managing Member.

2.6          Authorized Person. Christine Brennan shall be an authorized person within the meaning of the Delaware Act to file the Certificate, the filing of which is hereby ratified in all respects.

2.7          Tax Classification; No Tax Election. The Company shall be disregarded as an entity separate from its sole owner for U.S. federal income tax purposes and the Member shall not make an election to have the Company treated as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE III

CAPITAL CONTRIBUTION AND

ALLOCATIONS OF PROFITS AND LOSSES

3.1           Interests. The Managing Member’s interest in the Company (the “Interests”) shall for all purposes be personal property. No holder of an Interest shall have any interest in specific Company assets or property, including assets or property contributed to the Company by the Managing Member as part of any capital contribution. The Managing Member’s percentage ownership interest in the Company as of the date hereof is set forth on Schedule I attached hereto.

3.2           Capital Contributions. The Managing Member is deemed admitted as the sole member of the Company as of November 12, 2021. The Managing Member is not required to make any capital contributions to the Company. However, the Managing Member may at any time make capital contributions to the Company in such amounts and percentages as determined in its sole discretion.

3.3           Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Managing Member.

3.4          Distributions. Distributions shall be made to the Managing Member at the times and in the amounts determined by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Managing Member on account of its Interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

ARTICLE IV

DISSOLUTION AND TERMINATION

4.1           Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a)          the election by the Managing Member; or

(b)          the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

4.2	Liquidation.

(a)            The liquidation of the Company shall be managed exclusively by the Managing Member.

(b)            The proceeds from liquidation of the Company shall be applied as follows:

(i)            to creditors (including the Managing Member, if a creditor), to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to the Managing Member; and

(ii)	to the Managing Member.

4.3           Termination. The Company shall terminate when all of the assets of the

Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Managing Member in the manner provided for in this Article IV, and the Certificate in effect as of the date thereof shall have been canceled in the manner required by the Delaware Act.

4.4          Bankruptcy of the Managing Member. The occurrence of any event set forth in Section 18-304 of the Delaware Act (Events of bankruptcy) with respect to the Managing Member (or similar bankruptcy or insolvency event under any law or statute governing the Managing Member) shall not cause the Managing Member to cease to be the sole Managing Member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE V

ADMISSION OF A MEMBER

5.1          Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of, and on the terms set forth by, the Managing Member. Upon the admittance of additional members to the Company, Schedule I hereto shall be amended accordingly.

ARTICLE VI

ASSIGNMENTS AND RESIGNATION

6.1          Assignments. The Managing Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Managing Member, acting in its sole discretion, transfers all of its interest in the Company pursuant to this Section 6.1, the transferee shall be admitted to the Company as a managing member (and shall thereafter be the “Managing Member”) upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and immediately following such admission of the transferee Managing Member, the transferor Managing Member shall cease to be a member of the Company. Upon the Managing Member’s assignment, in whole or in part, of its limited liability company interest in the Company, Schedule I hereto shall be amended accordingly.

6.2          Withdrawal. The Managing Member may at any time, acting in its sole discretion, withdraw from the Company. If the Managing Member withdraws pursuant to this Section 6.2, an additional member shall be admitted to the Company, subject to Section 5.1 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal, and, immediately following such admission, the withdrawing Managing Member shall cease to be a member of the Company. Upon such withdrawal of the Managing Member from the Company, Schedule I hereto shall be amended accordingly.

ARTICLE VII

GOVERNING LAW

7.1          Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1          Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any member of the Company, the Managing Member or manager of the Company for liabilities of the limited liability company.

8.2          Exculpation. To the maximum extent permitted by applicable law as in effect from time to time, no present or former manager, director, officer or member of the Company shall be liable to the Company or its members for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

8.3          Indemnification. To the maximum extent permitted by applicable law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director, officer, manager or member of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Agreement shall vest immediately upon appointment of a director, officer, manager or member. The Managing Member may cause the Company to provide such indemnification and advance for expenses to an individual who served a predecessor of the Company or any entity acquired by the Company or any partnership controlled by the Company (an “Acquired Entity”) or any predecessor entity to an Acquired Entity in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company or of any Acquired Entity or any predecessor of an Acquired Entity. The indemnification and payment or reimbursement of expenses provided in this Agreement shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Agreement inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

8.4          Outside Businesses. Any Covered Person may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the other Covered Persons shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Covered Persons shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Covered Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

8.5          Covered Person. For purposes of this Article VIII, “ Covered Person” shall mean the Managing Member, any affiliate of the Managing Member, any officer, director, shareholder, partner, member, employee, representative or agent of any of the foregoing, any employee or agent or Officer of the Company.

ARTICLE IX

MISCELLANEOUS

9.1          Notices. All notices or other communications given or made under this Agreement shall be in writing. Notices or other communications shall be mailed by regular mail, postage prepaid, to the Managing Member at c/o American Tower Corporation, 116 Huntington Avenue, 11th Floor, Boston, MA 02116, or at such other address as the Managing Member may specify to the Company or the Company to the Managing Member in a written notice pursuant to this Section 9.1.

9.2          Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

9.3          Entire Agreement. This Agreement constitutes the entire agreement of the Managing Member with respect to the subject matter hereof.

9.4          Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Managing Member.

9.5          Sole Benefit of Managing Member. The provisions of this Agreement (including Section 3.2) are intended solely to benefit the Managing Member (and, with respect to Article VIII, the Covered Persons) and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no member of the Company or the Managing Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

9.6          Captions. The titles and captions contained herein are for convenience only and shall not be deemed part of this Agreement.

9.7          Numbers and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, and person shall include corporation, firm or any other entity.

9.8          Consents by the Managing Member. Any action that may be taken by the Managing Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Managing Member.

[Signature page follows]

*      *      *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date written above.

Managing Member:

American Tower Investments LLC

By:	/s/ Christine M. Brennan
Name:	Christine M. Brennan
Title:	Assistant Secretary

[Signature Page of the Amended and Restated Limited Liability Company Agreement of Appleseed Holdco LLC]

SCHEDULE I

MEMBER OF

Appleseed Holdco LLC

MEMBER	INTEREST
Managing Member:
American Tower Investments LLC	100.00%
TOTAL:	100.00%

Schedule I-1